 Exhibit 5.1

October 16, 2014

NovaBay Pharmaceuticals, Inc.

5980 Horton Street

Suite 550

Emeryville, CA 94608

RE:	NovaBay Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of the number of authorized but unissued shares of the Company’s common stock, par value $0.01 (the “Shares”), to be issued pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-180460) filed March 29, 2012, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares are to be sold by the Company in accordance with the At the Market Offering Agreement (the “Agreement”), dated October 16, 2014, by and between the Company and Ascendiant Capital Markets, LLC, as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and the prospectus therein, the Agreement, the Company’s Certificate of Incorporation, its Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed that the lesser of (i) the number of shares of Common Stock having aggregate proceeds of up to $10,000,000 or (ii) 40,000,000 shares of the Company’s common stock, will be sold, and we assume the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution.

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company and/or changes in the price of the Company’s Common Stock cause the number of Shares issuable under the Agreement to exceed the number of shares of common stock that at the time remain authorized and available for issuance.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the terms of the Agreement, the Registration Statement and the prospectus therein, will be validly issued, fully paid and nonassessable.

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com

NovaBay Pharmaceuticals, Inc.

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLC

By:	/s/ Nancy H. Wojtas
Nancy H. Wojtas

Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com